Exhibit 2.2

ASSET PURCHASE AGREEMENT

BETWEEN

0810009 B.C. UNLIMITED LIABILITY COMPANY

AND

ECOTALITY, INC.

AND

EDISON SOURCE NORVIK COMPANY

AND

ELECTRIC TRANSPORTATION ENGINEERING CORPORATION

AND

EDISON ENTERPRISES

December 4, 2007

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		2
1.1	Definitions	2
1.2	Currency	9
1.3	Sections and Headings	9
1.4	Number, Gender and Persons	9
1.5	Accounting Principles	9
1.6	Entire Agreement	10
1.7	Time of Essence	10
1.8	Applicable Law	10
1.9	Severability	10
1.10	Successors and Assigns	10
1.11	Amendment and Waivers	10
1.12	Schedules	10

ARTICLE 2 - PURCHASE AND SALE OF PURCHASED ASSETS		11
2.1	Transfer of Purchased Assets	11
2.2	Excluded Assets	13

ARTICLE 3 - PURCHASE PRICE		14
3.1	Purchase Price	14
3.2	Satisfaction of Purchase Price and other Payments and Deliveries	14
3.3	Determination of Purchase Price	15
3.4	Adjustment of Purchase Price	16
3.5	Assumption of Certain Liabilities by the Purchaser	16
3.6	Excluded Liabilities	17
3.7	Allocation of Purchase Price	17
3.8	ETA Election	18
3.9	ITA Election	18
3.10	Transfer Taxes	18
3.11	Changes to Ecotality Stock	18

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE VENDOR		18
4.1	Organization	19
4.2	Authorization	19
4.3	No Violation	19
4.4	Consents and Approvals	19
4.5	Title to Personal and other Property and Sufficiency of Assets	20
4.6	No other Agreement to Purchase	20
4.7	Location of Real Property	20
4.8	Leased Property	20
4.9	Compliance with Laws; Permits	21
4.10	Litigation	21
4.11	Contracts	21
4.12	Insurance	21
4.13	Environmental	21
4.14	Intellectual Property	22
4.15	Labour Relations and Collective Agreements	22

i

4.16	Employees	23
4.17	Employee Plans	24
4.18	Financial Statements	25
4.19	Accounts Receivable	25
4.20	Books and Records	25
4.21	Ordinary and Normal Course	25
4.22	No Undisclosed Liabilities	25
4.23	Absence of Certain Changes	25
4.24	Business Operations	26
4.25	No Bankruptcy or Insolvency	26
4.26	Taxes	27
4.27	GST Registration	27
4.28	No Subsidiaries	27
4.29	Brokerage Fees	27
4.30	No Omissions	27
4.31	Securities Laws	27

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		28
5.1	Organization	28
5.2	Authorization	29
5.3	No Violation	29
5.4	Consents and Approvals	29
5.5	Compliance with Laws	29
5.6	GST Registration	30
5.7	Brokerage Fees	30
5.8	No Bankruptcy or Insolvency	30
5.9	Financing	30
5.10	Due Diligence	30

ARTICLE 6 -REPRESENTATIONS AND WARRANTIES OF ECOTALITY		30
6.1	Organization	30
6.2	Authorization	30
6.3	No Violation	31
6.4	Consents and Approvals	31
6.5	Compliance with Laws	31
6.6	Brokerage Fees	31
6.7	Due Authorization of Ecotality Stock	32
6.8	Valid Issuance of Stock	32

ARTICLE 7 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES		33
7.1	Survival of Representations and Warranties of the Vendor	33
7.2	Expiry of the Representations and Warranties of the Purchaser and Ecotality	33
7.3	Expiry of Covenants	33

ARTICLE 8 - COVENANTS		33
8.1	Delivery of Books and Records	33
8.2	Conduct of Business Prior to Closing	34

ii

8.3	Delivery of Conveyancing Documents	34
8.4	Delivery of Corporate and Closing Documents	35
8.5	Employees	35
8.6	Assumed Contracts	37
8.7	Amendments to Employee Plans	37
8.8	Tax Returns	37
8.9	Transition Services	37
8.10	Intellectual Property	38
8.11	Protocol re: Edison Name	38
8.12	Reporting Issuer Status	38

ARTICLE 9 - CONDITIONS OF CLOSING		38
9.1	Conditions of Closing in Favour of the Purchaser	38
9.2	Conditions of Closing in Favour of the Vendor	40

ARTICLE 10 - CLOSING DATE AND TRANSFER OF POSSESSION		41
10.1	Place of Closing	41
10.2	Further Assurances	41

ARTICLE 11 - INDEMNIFICATION		42
11.1	Indemnification by the Vendor	42
11.2	Indemnification by the Purchaser and Ecotality	42
11.3	Notice of Claim	43
11.4	Direct Claims	44
11.5	Third Party Claims	44
11.6	Settlement of Third Party Claims	44
11.7	Co-operation	44
11.8	Monetary Limit on Indemnification	45
11.9	Escrow	45
11.10	Additional Limitation	46
11.11	Exclusivity	46
11.12	Guarantee	46
11.13	Insurance Proceeds and Taxes	47

ARTICLE 12 - MISCELLANEOUS		47
12.1	Notices	47
12.2	Announcements	48
12.3	Arbitration	48
12.4	Disclosure	49
12.5	Reasonable Commercial Efforts	49
12.6	Expenses	49
12.7	Further Assurances	49
12.8	Counterparts	49

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT made as of the 4th of December, 2007,

B E T W E E N:

0810009 B.C. UNLIMITED LIABILITY COMPANY, an unlimited liability company existing under the laws of British Columbia,

(hereinafter referred to as the “Purchaser”),

OF THE FIRST PART,

- and -

ECOTALITY INC., a corporation existing under the laws of  Nevada

(hereinafter referred to as “Ecotality”)

OF THE SECOND PART,

- and -

EDISON SOURCE NORVIK COMPANY, a company existing under the laws of Nova Scotia,

(hereinafter referred to as the “Vendor”),

OF THE THIRD PART.

- and -

ELECTRIC TRANSPORTATION ENGINEERING CORPORATION, a corporation existing under the laws of Arizona

(hereinafter referred to as “ETEC”)

OF THE FOURTH PART,

- and -

EDISON ENTERPRISES., a corporation existing under the laws of California

(hereinafter referred to as “Edison Enterprises”)

OF THE FIFTH PART,

WHEREAS the Vendor has carried on the business of manufacturing and selling “fast charge” battery charging systems in the commercial and industrial market place (the “Business”);

AND WHEREAS the Purchaser is willing to purchase the Purchased Assets (as hereinafter defined), and the Vendor is willing to sell the Purchased Assets to the Purchaser, on the terms and conditions of this Agreement;

AND WHEREAS Edison Source has performed certain services, has employed certain persons and owns certain intellectual property and other assets that are applicable to the Business;

AND WHEREAS by a contribution agreement dated as of the date of this Agreement (the “Edison Source Contribution Agreement”), Edison Source shall contribute certain assets to the Corporation and pursuant to a separate share purchase agreement dated as of the date of this Agreement, ETEC shall purchase the shares of the Corporation (the “Edison Source SPA”);

AND WHEREAS Ecotality, the indirect parent company of the Purchaser, shall issue the Ecotality Stock to the Vendor or its designee pursuant to the terms of this Agreement;

AND WHEREAS Edison Enterprises and ETEC are parties to this Agreement for the purpose of the guarantee provisions set forth in Article 11;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1 - INTERPRETATION

1.1                               Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Accounting Records” means all of the Vendor’s books of account (including the general ledger), records relating to Accounts Receivable, Inventory, Accounts Payable and Prepaid Expenses, accounting records and other financial data and information relating to the Business or the Purchased Assets, including Tax returns;

“Accounts Payable” has the meaning set out in Section 3.5(c);

“Accounts Receivable” has the meaning set out in Section 2.1(h);

“Accrued Benefit/Payments” means, with respect to each Employee, (i) the monetary value as of the date of determination of the Employee’s unpaid accrued vacation, sick leave and other such employee benefits through and including such date, and (ii) all amounts to which the Employee would be entitled, by statute and under common law without duplication, as severance if, on such date, the Employee’s employment was terminated by the Vendor without cause;

“Accrued Liabilities” means the accrued liabilities of the Vendor as at the Closing Date;

“Affiliate” has the meaning attributed to that term in the Canada Business Corporations Act, as amended from time to time;

“Applicable Law” means any law, statute, ordinance, regulation, rule or by-law applicable to, or any judgment, decree, writ or order of any Authority having jurisdiction over, as the case may be, (i) the Vendor or any part of the Business or the Purchased Assets, (ii) the Purchaser, or (iii) Ecotality;

“Assumed Contracts” means (i) those Contracts that were listed in the CD-ROM and/or due diligence binder delivered by the Vendor to the Purchaser prior to Closing, as updated by the Vendor to the date of this Agreement and delivered to the Purchaser (the “Materials”), which include dealer and sales representative agreements and service contracts, and (ii) purchase and sale orders that were entered into in the ordinary course of Business, whether or not included in the Materials;

“Assumed Liabilities” means the liabilities and obligations of the Vendor assumed by the Purchaser pursuant to Section 3.5;

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission, arbitrator or arbitration board or other similar body, whether federal, provincial, state or municipal;

“Books and Records” means all books and records, whether in hard copy, electronic or other form, relating to the Business or the Purchased Assets (other than Accounting Records and other than books and records required by Applicable Law which shall be retained by the Vendor, copies of which will be provided to the Purchaser, and books and records relating to the Excluded Assets and Excluded Liabilities), including, without limitation, all licences, orders and permits, all personnel, employment, payroll and training records and handbooks and manuals relating to the Employees, all customer lists, sales records, price lists, documentation, manuals and related know-how to permit the Purchaser to transition the operation of the Business to the Purchaser and to operate the Business, including those related to the engineering, manufacturing, marketing and promotion of products sold by the Vendor, and all other related files, records and information in the possession of the Vendor relating to the operation of the Business;

“Business” has the meaning set out in the Recitals of this Agreement;

“Business Day” means any day, other than a Saturday or a Sunday, on which chartered banks in Toronto, Ontario are open for business;

“Claim” has the meaning set out in Section 11.3;

“Closing” means the completion of the transactions contemplated by this Agreement, on the Closing Date;

“Closing Date” means December 6, 2007 or such other date as the Vendor and the Purchaser may mutually determine;

“Closing Price” means the closing price of Ecotality common stock (as quoted on the Over the Counter Bulletin Board (OTCBB) under the trading symbol ETLY).

“Closing Stock” has the meaning set out in Section 11.9;

“Commercial Software” has the meaning set out in Section 2.1(d);

“Continuing Employees” means those Employees designated as such on Schedule 4.16 who shall continue employment with the Vendor after Closing;

“Contract” means any written agreement, indenture, contract, lease, deed of trust, licence, option, or other written legally enforceable obligation of the Vendor relating to the Business and the Purchased Assets; but excluding offer letters of employment that had been given to Employees by the Vendor prior to Closing;

“Corporation” means G.H.V. Refrigeration, Inc., a California corporation;

“Direct Claim” has the meaning set out in Section 11.3;

“Ecotality” means Ecotality, Inc., a Nevada corporation;

“Ecotality Stock” means 1,466,666 shares of Ecotality common stock to be issued to the Vendor or its designee at Closing, and any additional common stock of Ecotality that may subsequently be issued to the Vendor or its designee in accordance with this Agreement;

“Edison Enterprises” means Edison Enterprises, a California corporation;

“Edison Source” means Edison Source, a California corporation.

“Edison Source Assets” means certain intellectual property and other assets of Edison Source being contributed to the Corporation pursuant to the Edison Source Contribution Agreement;

“Edison Source Contribution Agreement” has the meaning set out in the Recitals of this Agreement;

“Edison Source SPA” has the meaning set out in the Recitals of this Agreement;

“Employee Plans” has the meaning set out in Section 4.17;

“Employees” has the meaning set out in Section 4.16(a);

“Employment Legislation” means all applicable legislation relating to employment matters, including without limitation, collectively, the Ontario Human Rights Code, the Occupational Health and Safety Act (Ontario), the Pay Equity Act (Ontario), the Employment Standards Act, 2000 (Ontario) or predecessor to that Act, the Pension Benefits Act (Ontario), the Workplace Safety and Insurance Act, 1997 (Ontario) or predecessor to that Act and the Employment Insurance Act (Canada), all as amended from time to time.

“Encumbrance” means any encumbrance, lien, charge, hypothecation, privilege, pledge, mortgage, title retention agreement, security interest, reservation of title, easement or right of occupation, any matter capable of registration against title, or any written agreement to create any of the foregoing;

“Environmental Condition” means the presence of any Hazardous Substance on the Leased Property attributable to the Vendor;

“Environmental Laws” means any federal, provincial or municipal laws, statutes, regulations or by-laws and common law governing pollution or the protection of the environment in effect as of the Closing Date;

“Environmental Permits” means all licences, permits, approvals, consents, registrations, certificates, authorizations or other similar approvals issued or granted or required by an Authority pursuant to an Environmental Law;

“Equipment” has the meaning set out in Section 2.1(a);

“Escrow Agent” means the party appointed as escrow agent pursuant to the Escrow Agreement;

“Escrow Agreement” means the escrow agreement, in the form agreed by the parties to be delivered on Closing, to be entered into between the Vendor, Edison Source, the Purchaser and the Escrow Agent pursuant to Section 11.9;

“Escrow Amount” has the meaning set out in Section 11.9;

“ETA” means Part IX of the Excise Tax Act (Canada), as amended from time to time;

“ETEC” means Electric Transportation Engineering Corporation, an Arizona corporation.

“Excluded Assets” has the meaning set out in Section 2.2;

“Excluded Liabilities” has the meaning set out in Section 3.6;

“Financial Statements” means the annual unaudited financial statements of the Vendor as at and for the financial year ended December 31, 2006 and the interim unaudited financial statements of the Vendor for the period ended October 30, 2007;

“GAAP” has the meaning set out in Section 1.5;

“GST” means all taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

“Guarantor” means Edison Enterprises, a California corporation and parent company of Edison Source;

“Hazardous Substance” means any substance or waste which is defined as hazardous, toxic, a pollutant or a contaminant under Environmental Laws;

“Indemnified Party” has the meaning set out in Section 11.3;

“Indemnifying Party” has the meaning set out in Section 11.3;

“Intellectual Property” means all rights in patents, patent applications, trade-marks, trade-mark applications, trade-names, business names, domain names, inventions, technical data, know-how, copyright and industrial designs relating to the Business and the Purchased Assets, but not including the IP Assets and any Commercial Software;

“Interim Period” has the meaning set out in Section 8.2;

“Inventory” has the meaning set out in Section 2.1(j);

“IP Assets” means the certain intellectual property assets to be sold by Edison Source pursuant to the Edison Source Contribution Agreement;

“ITA” means the Income Tax Act (Canada), as amended from time to time;

“knowledge of the Vendor” or similar expressions mean the actual knowledge of Peter Michalski and, where applicable, such other senior management of the Vendor with responsibility for the relevant matter;

“Lease” collectively means the lease agreements relating to the lease of the Leased Property;

“Leased Property” collectively means the real properties leased by the Vendor and located at 2486 Dunwin Drive and 3135 Unity Drive Unit 2, Mississauga, Ontario;

“Losses”, in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising as a result of such matter, but excluding any indirect, special, punitive, exemplary or consequential losses or damages and losses of revenue or profit;

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operation of the Business, but in each case shall not include the effect of events or changes in circumstances relating to (i) the industries and markets in which the Business operates (rather than the Business itself), (ii) macroeconomic factors, interest rates, general financial market conditions, war, terrorism or hostilities, or (iii) changes in Applicable Laws, GAAP or official interpretations of the foregoing;

“Net Working Capital” means the book value of Accounts Receivable plus Inventory plus Prepaid Expenses, less Accounts Payable and Accrued Liabilities of the Vendor other than Excluded Liabilities, all as reflected on the Working Capital Schedule;

“Order” means any order, decree, instruction, direction, demand, proceeding or other mandatory communication issued by an Authority  or any notification of any intention to issue or impose the same by an Authority where it could reasonably be concluded that the notification may be part of a process whereby a mandatory communication having the force of law will be issued;

“Permits” has the meaning set out in Section 2.1(g);

“Permitted Encumbrances” means:

(i)                  liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision as required in accordance with GAAP as in effect on the date hereof shall have been made); provided such proceedings are set forth on Schedule 1.1(b);

(ii)               servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business as currently conducted;

(iii)            liens for taxes, either not due and payable or due but for which notice of assessment has not been given (provided that if the Vendor is otherwise aware of such liens, then the Vendor has provided written notice of such liens to the Purchaser);

(iv)           undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Authority which have not at the time been filed or registered against the title to the asset or served upon the Vendor pursuant to law (provided that if the Vendor is otherwise aware of such liens, charges, privileges, adverse claims, security interests or encumbrances, then the Vendor has provided written notice of them to the Purchaser) or which relate to obligations not due or delinquent;

(v)              assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(vi)           security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money;

(vii)        purchase money security interests; provided such security interests are set forth on Schedule 1.1(b);

(viii)     the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title which do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and

(ix)             the security interests, Encumbrances and instruments listed on Schedule 1.1 (b);

“Prepaid Expenses” has the meaning set out in Section 2.1(k);

“Purchase Price” has the meaning set out in Section 3.1;

“Purchased Assets” has the meaning set out in Section 2.1;

“Released Stock” has the meaning set out in Section 3.2(c);

“Stock Consideration Amount” means the difference between the amount of the Purchase Price, as adjusted by Section 3.4, and the cash consideration payable to the Vendor under subsection 3.2(a)(ii);

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, imposts, and other assessments, including all income, sales, retail, use, goods and services, value added, corporation, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, social security, Canada Pension Plan (CPP), excise, franchise, recapture, real property and personal property taxes, and any other taxes, customs duties, tariffs, fees, assessments, reassessments or similar charges in the nature of a tax, including provincial pension plan contributions, unemployment and employment insurance contributions, health services fund contributions and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, costs of any nature, fines and penalties imposed, levied or assessed by any Authority, including a Tax Authority;

“Tax Authority” means, with respect to any Tax, the Authority that imposes such Tax and the Authority charged with the collection of such Tax;

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any amendment thereof or supplements thereto;

“Time of Closing” means 10:00 a.m. (California time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine;

“Third Party Claim” has the meaning set out in Section 11.3;

“Transaction Documents” means all agreements to be executed and delivered as contemplated by this Agreement;

“Transition Period” means the period from the Closing until the 90th day following the Closing;

“True-up Date” means the date which is the 10th day following the first anniversary of the Closing Date;

“True-up Payment” has the meaning set out in Section 3.2(b);

“True-up Price” means the average Closing Price during the 30-day period ending on the first anniversary of the Closing Date;

“Working Capital Schedule” has the meaning set out in Section 3.3.

1.2                               Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3                               Sections and Headings

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.  Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section of or Schedule to this Agreement and any reference in this Agreement to a Section shall include a subsection of such Section, as applicable.

1.4                               Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5                               Accounting Principles

Any reference in this Agreement to generally accepted accounting principles (“GAAP”) refers to generally accepted accounting principles which have been established in Canada,

including those approved from time to time by the Canadian Institute of Chartered Accountants or any successor body thereto.

1.6                               Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7                               Time of Essence

Time shall be of the essence in this Agreement.

1.8                               Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of California and, except as provided in this Agreement, each party irrevocably attorns to the non-exclusive jurisdiction of the courts of California and all courts competent to hear appeals therefrom.

1.9                               Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.10                        Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.  None of the parties may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

1.11                        Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.12                        Schedules

The following Schedules have been concurrently delivered by the parties:

Schedule 1.1(b)                     —            Permitted Encumbrances

Schedule 2.1(a)                     —            Machinery and Equipment

Schedule 2.1(b)                     —            Contracts

Schedule 2.1(d)                     —            Computer Hardware and Software

Schedule 2.1(e)                     —            Furniture, Fixtures and Office Equipment

Schedule 2.1(g)                     —            Permits

Schedule 2.1(i)                      —            Intellectual Property

Schedule 3.5(d)                     —            Warranty Liabilities

Schedule 3.7                          —            Allocation

Schedule 4.4(a)                     —            Regulatory Consents

Schedule 4.4(b)                     —            Contractual Consents

Schedule 4.7                          —            Location of Leased Property

Schedule 4.10                        —            Litigation

Schedule 4.11                        —            Material Contracts

Schedule 4.12                        —            Insurance

Schedule 4.13                        —            Environmental Matters

Schedule 4.15                        —            Labour Relations and Collective Agreements

Schedule 4.16                        —            Employees

Schedule 4.17                        —            Employee Plans

Schedule 4.21                        —            Changes in Ordinary Course of Business

Schedule 4.23                        —            Absence of Changes

Schedule 6.8                          —            Ecotality Stock

ARTICLE 2- PURCHASE AND SALE OF PURCHASED ASSETS

2.1                               Transfer of Purchased Assets

Subject to and upon the terms and conditions contained in the applicable provisions of this Agreement, in consideration of the payment by the Purchaser of the Purchase Price, the Vendor agrees, at the Closing Date, to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor, all right, title and interest of the Vendor to all of the property and assets used in connection with the Business (other than the Excluded Assets) (collectively, the “Purchased Assets”), including without limitation the following property and assets described in clauses (a) through (m) below, in each case free and clear of all Encumbrances except Permitted Encumbrances, if any:

(a)                                  Machinery and Equipment.  The machinery and manufacturing and other equipment (the “Equipment”) that is used or held for use in the conduct of the Business, including the Equipment described in Schedule 2.1(a);

(b)                                 Contracts.  Subject to Section 8.6, all rights under all Contracts, including the Contracts set out in Schedule 2.1(b);

(c)                                  Leaseholds.  All leasehold improvements to the Leased Property which were the property of the Vendor as at the Time of Closing;

(d)                                 Computers.  All computer hardware and software owned or licensed by the Vendor and used in the Business, whether or not such software is proprietary, including without limitation all rights under licences and other agreements or instruments relating thereto and the computer hardware and software described in

                                                Schedule 2.1(d), it being understood that the Vendor has limited rights, if any, to transfer or assign any commercially available or “shrink wrap” software (“Commercial Software”), such as Microsoft Office products and any such Commercial Software that has restrictions regarding its transfer or sublicensing shall not be included as part of the “Purchased Assets”;

(e)                                  Furniture, Fixtures and Office Equipment.  All of the Vendor’s right, title and interest to the furniture, fixtures and office equipment used in the Business, including without limitation the furniture, fixtures and office equipment described in Schedule 2.1(e);

(f)                                    Books and Records.  All Books and Records;

(g)                                 Licences and Permits.  To the extent possible, all rights under licences, permits, approvals, consents, registrations, certificates and other regulatory authorizations necessary under Applicable Law for the lawful operation of the Business as now conducted and the use or ownership of the Purchased Assets, and any pending applications for or renewals of any of the foregoing (collectively, the “Permits”), all as set out in Schedule 2.1(g), but excluding (i) any Permit which is an Excluded Asset pursuant to Section 2.2, and (ii) any Permit which is identified on Schedule 2.1(g) as being not transferable but specifically excluding any Permit which is an Excluded Asset and any Permit which is identified in Schedule 2.1(g) as being not transferable;

(h)                                 Accounts Receivable.  All accounts, accounts receivable, trade accounts, notes, notes receivable, book debts or other debts due or accruing to the Vendor in connection with the Business as at the Closing Date (collectively, the “Accounts Receivable”);

(i)                                     Intellectual Property. All of the Vendor’s right, title and interest to the Intellectual Property, owned or used by the Vendor in connection with the Business or the Purchased Assets, as set out in Schedule 2.1(i);

(j)                                     Inventory.  The inventory owned by the Vendor of or relating to the Business (the “Inventory”) at the Closing Date, including, without limitation, raw materials, work in progress, finished goods, toolings, supplies and replacement parts;

(k)                                  Prepaid Expenses.  The benefit of prepaid expenses relating to the Purchased Assets as at the Closing Date to the extent such prepaid expenses are usable by the Purchaser within a reasonable period of time following the Closing (collectively, the “Prepaid Expenses”);

(l)                                     Goodwill.  All goodwill relating to the Business, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor and the right to use any words indicating that the Business is so carried on; and

(m)                               Warranty Rights.  All warranty rights accruing to the Vendor.

The assets referred to in subsections (h), (j), (k) shall be identified in a disclosure document to be delivered by the Vendor to the Purchaser as of the Closing Date.

2.2                               Excluded Assets

Notwithstanding anything in the foregoing Section 2.1, the Purchased Assets shall not include any of the following property and assets (collectively, the “Excluded Assets”) and the Purchaser shall in no way be construed to acquire any interest in any of the following:

(a)                                  Cash.  All cash and cash equivalents of the Vendor on hand or in banks or other depositories;

(b)                                 Taxes.  All refundable income taxes, sales taxes, GST and other governmental refunds attributable or relating to periods, or portions of periods, ending on or before the Closing Date;

(c)                                  Investments.  All investments of the Vendor in marketable or other securities;

(d)                                 Inter-Company Debt. All indebtedness of any Affiliate of the Vendor to the Vendor;

(e)                                  Name.  Any name containing “Edison” or any trademark or logo of the Vendor or any of its Affiliates; and

(f)                                    Corporate Records.  All minute books, share certificate books, corporate seals and other corporate records of the Vendor.

If any of the Excluded Assets or any proceeds in respect thereof shall at any time come into the possession of or under the control of the Purchaser or any of its employees, officers or agents, such assets and/or proceeds, as applicable, shall be held by the Purchaser in trust for the benefit of the Vendor.  Within five (5) days from the date on which the Purchaser or any of its employees, officers or agents, come into possession of or obtain control over any of such assets and/or proceeds, as applicable, the Purchaser shall by notice in writing delivered to the Vendor in accordance with the provisions hereof, so advise the Vendor.  The Purchaser shall have a duty to forthwith account and deliver over to the Vendor any of such assets and/proceeds, as applicable.  Similarly, if any of the Purchased Assets or any proceeds in respect thereof shall at any time come into the possession of or under the control of the Vendor or any of its employees, officers or agents, such assets and/or proceeds, as applicable, shall be held by the Vendor in trust for the benefit of the Purchaser.  Within five (5) days from the date on which the Vendor or any of its employees, officers or agents, come into possession of or obtain control over any of such assets and/or proceeds, as applicable, the Vendor shall by notice in writing delivered to the Purchaser in accordance with the provisions hereof, so advise the Purchaser.  The Vendor shall have a duty to forthwith account and deliver over to the Purchaser any of such assets and/proceeds, as applicable.

ARTICLE 3 - PURCHASE PRICE

3.1                               Purchase Price

Subject to Section 3.3, in addition to the Purchaser assuming the Assumed Liabilities as partial consideration for the transactions under this Agreement, the purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor for the Purchased Assets shall be $1,129,303.

3.2                               Satisfaction of Purchase Price and other Payments and Deliveries

(a)                                  At the Time of Closing, the Purchaser shall satisfy the amounts set forth in Section 3.1 as follows:

(i)                  by the Purchaser assuming, paying, satisfying, discharging, performing and fulfilling, and indemnifying and saving harmless the Vendor from and against, the Assumed Liabilities, in accordance with Section 3.5;

(ii)               by paying to the Vendor the cash amount of $376,434; and

(iii)            by the issue to the Vendor, or the designee of the Vendor, of 752,869 common shares of Ecotality.

(b)                                 If the True-up Price is less than $1.00, then, subject to subsection (c), on the True-up Date Ecotality shall, at its option, either:

(i)                  issue additional Ecotality Stock to the Vendor or its designee so that the aggregate value of Ecotality Stock (including such additional shares) is equal to the Stock Consideration Amount, based on the True-up Price, or

(ii)               pay to the Vendor an additional amount of cash so that the aggregate value of the Ecotality Stock (based on the True-up Price) plus such additional cash has an aggregate value equal to the Stock Consideration Amount, or

(iii)            purchase or cause the purchase of the Ecotality Stock for an aggregate price equal to the Stock Consideration Amount.

(c)                                  If prior to the True-up Date any shares of the Ecotality Stock are released from the escrow established under Section 11.9 in order to settle any indemnification claim or other payment obligation of the Vendor to the Purchaser under this Agreement (each such released share being “Released Stock”) and the price of any Released Stock on the day of its release from escrow is less than $1.00, the true-up in subsection (b) shall also apply to the Released Stock, with the true-up value for the purpose of subsection (b) for each share of Released Stock being the difference between $1.00 and the Closing Price of such Released Stock at the time of its release.

The issuance of Ecotality Stock or payments referred to in subsections (b), (i), (ii) and (iii), and under subsection (c) above shall be collectively referred to herein as the “True-up Payment”.

(d)                                 The Ecotality Stock (including any additional shares issued pursuant to subsection 3.2(b)(i)) shall be unregistered stock with standard restrictive legends, which may be resold under and pursuant to Rule 144 of the United States Securities Act of 1933, as amended (“Rule 144”).  The Purchaser and Ecotality shall use reasonable efforts to assist the Vendor or its designee in selling the Ecotality Stock, including by providing an opinion of counsel with respect to the satisfaction of all Rule 144 requirements (if in fact such requirements have been satisfied at the time the opinion is requested) and, to the extent permitted by Rule 144, providing instructions to Ecotality’s transfer agent to remove restrictive legends from the Ecotality Stock so that all Ecotality Stock shall be unrestricted and freely tradeable by the Vendor or its designee on and after the True-Up Date.

3.3                               Determination of Purchase Price

(a)                                  As promptly as reasonably practicable following the Closing Date, and in any event within forty-five (45) days from the Closing Date, the Vendor will deliver to the Purchaser a balance sheet in respect of the Business as at the Closing Date, prepared on a basis consistent with the past practice of the Vendor, and a working capital schedule (the “Working Capital Schedule”) setting out the Net Working Capital as at the Closing Date.  During the course of the period during which the Purchaser may dispute any aspect of the Working Capital Schedule (as provided for in Section 3.3(a)), the Vendor shall permit the Purchaser and the Purchaser’s accountants to examine the Vendor’s working papers and, at the request of the Purchaser, to discuss such working papers with the Vendor and the Vendor’s accountants.

(b)                                 The Purchaser may dispute any aspect of the Working Capital Schedule by notice in writing given to the Vendor within thirty (30) days following the delivery of such statement to the Purchaser.  Such notice shall specify, in reasonable detail, the basis for the dispute.  Unless such dispute is resolved promptly by agreement, and in any event within twenty (20) days of the delivery of the notice of dispute, a partner of a nationally recognized accounting firm in the United States (the “Expert”) shall be mutually agreed upon and appointed by the parties to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the adjustment of the Closing Date Payment in accordance with Section 3.4, acting as an expert and not as an arbitrator.  Each of the Purchaser and the Vendor will confirm, prior to selection of the Expert, that the intended Expert shall not have provided any audit, accounting or any other services to it and it shall not have done so at any time within the preceding two (2) years.  The Expert shall be instructed to deliver to the Vendor and the Purchaser, as promptly as practicable and in any event within twenty (20) days of being appointed, a report setting forth any required calculations.  Such report shall be final and binding upon the Vendor and the Purchaser.  The Expert engaged to resolve the dispute shall be compensated on a non-percentage of recovery basis, and the cost of such review and report shall be borne equally by the Vendor and the Purchaser.  Upon agreement with respect to all matters in dispute, if any, or upon a decision of the Expert with respect to all matters in dispute, such amendments shall promptly be made to the Working Capital Schedule as may be necessary to reflect such agreement or such decision, as the case may be.  In such event, references in this Agreement to the Working Capital Schedule shall refer to the Working Capital Schedule, as so agreed or decided, as the case may be.

3.4                               Adjustment of Purchase Price

(a)                                  Within five (5) Business Days of the agreement of the parties or the delivery of the Expert’s report, as applicable, pursuant to Section 3.3(b):

(i)                  if the Net Working Capital as reflected on the Working Capital Schedule exceeds $936,982.00 (the “Target NWC”), the Purchaser shall promptly pay to the Vendor an amount equal to such excess, together with interest thereon from and including the Closing Date to but excluding the date of payment, at an annual rate of interest equal to 5%; and

(ii)               if the Net Working Capital as reflected on the Working Capital Schedule is less than the Target NWC, the Vendor shall promptly return to the Purchaser an amount equal to the amount by which the Target NWC exceeds the final Net Working Capital amount, together with interest thereon from and including the Closing Date to but excluding the date of payment, at an annual rate of interest equal to 5%.

(b)                                 In the case of either Section 3.4(a)(i) or Section 3.4(a)(ii), payment shall be made in immediately available funds by certified cheque, bank draft or in such other manner as the Vendor or the Purchaser, as applicable, may in writing direct not less than two (2) Business Days prior to the payment date.

3.5                               Assumption of Certain Liabilities by the Purchaser

Subject to the provisions of this Agreement and except for the Excluded Liabilities, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfill, from and after the Time of Closing, only the following obligations and liabilities (the “Assumed Liabilities”) and no others; the parties expressly agreeing, for avoidance of doubt, that the Purchaser shall not assume either any of the Excluded Liabilities or any obligations or liabilities of the Vendor other than those expressly set forth below, and the Vendor will retain sole responsibility for all obligations or liabilities of the Vendor other than those expressly set forth below:

(a)                                  the liabilities and obligations of the Vendor that arise from and after the Closing Date under Assumed Contracts;

(b)                                 those liabilities and obligations of the Vendor under the Lease that arise from and after the Closing Date;

(c)                                  the accounts payable (“Accounts Payable”) and Accrued Liabilities as set forth in a disclosure document to be delivered by the Vendor to the Purchaser as of the Closing Date, other than Excluded Liabilities; and

 (d)          liability for warranties and warranty certificates for all equipment sold by the Vendor and Edison Source prior to the Closing Date; provided that with respect to such warranties and warranty certificates, if any, which are not specified on Schedule 3.5(d) (“Non-Scheduled Warranties”) the following shall apply: (i) the Purchaser shall be liable for the first $10,000 of the costs of honoring such Non-Scheduled Warranties under this Agreement and under the Edison Source Contribution Agreement (determined on an aggregate basis between the two agreements); and (ii) the Vendor shall indemnify the Purchaser, under the provisions of Article 11, for all costs incurred by the Purchaser for such Non-Scheduled Warranties.

The Purchaser further agrees that with respect to warranty obligations and associated product warranty certificates and related liabilities of the Business that are assumed by the Purchaser hereunder, the Purchaser shall treat such warranties in the same manner and with the same priority as would be given warranty claims for the Purchaser’s equipment sold after the Closing Date, and as a priority of inventory of the purchased business over product demand.

3.6                               Excluded Liabilities

Without in any way limiting Section 3.2, the Purchaser shall not assume, pay, satisfy, discharge, perform or fulfil and the Vendor shall be solely responsible for all obligations and liabilities of the Vendor other than those expressly set forth in Section 3.5 (the obligations and liabilities so retained by the Vendor being referred to herein, collectively, as the “Excluded Liabilities”), including without limitation all the following liabilities and obligations:

(a)                                  all liabilities relating to the Excluded Assets;

(b)                                 liabilities for any claims related to products distributed or other activities undertaken by the Vendor or Edison Source prior to the Closing, to the extent that they involve claims other than those arising under the Vendor’s or Edison Source’s express product warranty obligations and associated product warranty certificates;

(c)                                  dividends and indebtedness owed to any Affiliate of the Vendor; and

(d)                                 Taxes attributable or relating to periods, or portions of periods, ending on or before the Closing Date.

3.7                               Allocation of Purchase Price

The Purchase Price shall be allocated among the Purchased Assets as the Vendor and the Purchaser shall agree, as set forth in Schedule 3.7.  The Purchaser and the Vendor agree to report the purchase and sale of the Purchased Assets for all federal, provincial and local tax purposes in a manner consistent with such allocation.

3.8                               ETA Election

The Purchaser and the Vendor shall elect jointly under subsection 167(1) of the ETA, in the form prescribed for the purposes of that provision, in respect of the sale and transfer hereunder of the Purchased Assets, to the extent available, in respect of which GST would otherwise be payable, and the Purchaser shall file such election with the Canada Revenue Agency on or before the time specified in subsection 167(1.1) of the ETA for this purpose.

3.9                               ITA Election

The Purchaser and the Vendor agree to elect jointly in the prescribed form under Section 22 of the ITA as to the sale of the Accounts Receivable and other assets which are referred to in Section 2.1(h) and described in Section 22 of the ITA and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to Section 3.7 as the consideration paid by the Purchaser therefor.

3.10                        Transfer Taxes

The Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any GST, retail sales taxes and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction payable in connection with the purchase of the Purchased Assets.  For greater certainty, the Vendor shall be responsible for all income taxes payable by the Vendor as a result of the transactions contemplated herein.

3.11                        Changes to Ecotality Stock

Wherever in this Agreement there is a reference to a specific number of shares of Ecotality Stock of any class or series, or a price per share of such stock, then, upon the occurrence (prior to or after Closing) of any subdivision, combination, or stock dividend of such class or series of stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.

If prior to or after the Closing, Ecotality undergoes a merger, reorganization, consolidation or other transaction that results in any change to Ecotality common stock compared to that contemplated by the parties under this Agreement, Ecotality agrees to negotiate in good faith with the Vendor so that the Vendor is the recipient of comparable securities with comparable rights and at a comparable value to the Ecotality Stock, as though merger, reorganization, consolidation or other transaction had not been completed.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES
OF THE VENDOR

Except as set forth in the disclosure schedule accompanying this Agreement, the Vendor represents and warrants, as of the date hereof, to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Business and Purchased Assets.

4.1                               Organization

The Vendor is a company duly existing and in good standing under the laws of Nova Scotia and has the power to own or lease its property and to carry on the Business as now being conducted by it and to execute and deliver and perform its obligations under this Agreement and the Transaction Documents to which it is a party or by which its assets are bound.

4.2                               Authorization

All necessary action has been taken by the Vendor to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement and Transaction Documents.  This Agreement has been, and on Closing the Transaction Documents will be, duly executed and delivered by the Vendor and this Agreement constitutes and the Transaction Documents will constitute legal, valid and binding obligations of the Vendor, enforceable against the Vendor by the Purchaser in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

4.3                               No Violation

(a)                                  The execution and delivery of this Agreement and the Transaction Documents to which it is a party by the Vendor and, subject to Section 4.4, the consummation of the transactions herein provided for will not result in a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor under: (i) any Contract; (ii) any provision of the letters patent or by-laws or resolutions of the board of directors (or any committee thereof) or the shareholder of the Vendor; (iii) any Permit; or (iv) any Applicable Law.

(b)                                 The execution and delivery of this Agreement and the Transaction Documents to which it is a party by the Vendor and the consummation of the transactions herein provided for will not result in the creation or imposition of any Encumbrance on any of the Purchased Assets.

4.4                               Consents and Approvals

(a)                                  Except as described in Schedule 4.4(a), there is no requirement for the Vendor to make any filing with, give any notice to or obtain any Permit from any Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, other than those which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser.

(b)                                 There is no requirement under any Contract to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, except for the notifications, consents and approvals described in Schedule 4.4(b).

4.5                               Title to Personal and other Property and Sufficiency of Assets

The Vendor owns beneficially, and will transfer to the Purchaser hereunder, good title to the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.  The Purchased Assets constitute all the assets sufficient for the Purchaser to carry on the Business after Closing in the same manner as it was carried on by the Vendor prior to the Closing.

4.6                               No other Agreement to Purchase

No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets, other than pursuant to purchase orders accepted by the Vendor for products in the ordinary course of business.

4.7                               Location of Real Property

Schedule 4.7 sets forth the address and legal description of the Leased Property.  The Vendor does not own any real property, nor does the Vendor lease any real property other than the Leased Property.

4.8                               Leased Property

(a)                                  The Vendor is not a party to any lease or agreement to lease in respect of any real property, whether as a lessor or lessee, in connection with the Business, other than the Lease in respect of the Leased Property.  The Lease is in good standing and in full force and effect.  The Vendor is not in breach of any covenants, conditions or obligations contained in the Lease.

(b)                                 To the knowledge of the Vendor, the Leased Property has not been taken or expropriated by any Authority, nor has any notice in respect thereof been received by the Vendor or, to the knowledge of the Vendor, any proceeding commenced in respect thereof.

(c)                                  To the knowledge of the Vendor, the Leased Property has adequate rights of ingress and egress for the operation of the Business in the ordinary course by a reasonable and prudent owner and operator of the Business.

(d)                                 The Vendor has not received any notice of and is not aware of any special assessments or levies (including local improvement charges) on account of on or off site municipal services constructed to service the Leased Property.  All amounts due and owing by the Vendor to any Authority in respect of the Leased Property have been paid.

(e)                                  The Vendor has not received from any Authority having jurisdiction any notice or other information which would show (and the Vendor is not otherwise aware) that any of the buildings and other installations or improvements on the Leased

                                                Property are or will become subject to any outstanding work order or notice of defect or non-compliance from any Authority.

4.9                               Compliance with Laws; Permits

The Vendor has complied with all Applicable Laws (other than Environmental Laws, the Vendor’s compliance with which is addressed in Section 4.13).  Schedule 2.1(g) sets out a complete and accurate list of all material Permits held or granted to the Vendor (other than Permits forming part of the Excluded Assets).  Such Permits constitute all of the licences, permits, approvals, consents, registrations, certificates and other regulatory authorizations necessary under Applicable Law for the lawful operation of the Business as now conducted and the use or ownership of the Purchased Assets.  All such Permits are valid, subsisting and in good standing and the Vendor is not in default or breach of any Permit and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke, cancel, suspend, or adversely modify or limit any Permits.  To the Vendor’s knowledge, the consummation of the transactions contemplated hereby will not result in the revocation, cancellation, suspension or material adverse modification of any Permits.

4.10                        Litigation

Except as described in Schedule 4.10, there are no applications, orders, actions, suits, proceedings, audits, investigations or complaints (whether or not purportedly on behalf of the Vendor) pending or, to the knowledge of the Vendor, threatened, at law or in equity or before or by any Authority with respect to the Purchased Assets.

4.11                        Contracts

Schedule 4.11 sets out a complete list of all Contracts (i) with a value or obligation in excess of $25,000, or (ii) which are necessary to operate the Business as at the date hereof, or (iii) the termination or nonperformance of which would have a Material Adverse Effect (the Contracts referred to in (i), (ii) and (iii) above are considered to be material Contracts of the Vendor).  The Vendor has made available to the Purchaser complete copies of all Contracts listed on Schedule 4.11 and all other Contracts.  All Contracts listed in Schedule 4.11 are in good standing and in full force and effect and no default has occurred thereunder, and, to the knowledge of the Vendor, no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default thereunder, other than as disclosed in Schedule 4.11.

4.12                        Insurance

The Vendor has all of its property and assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing.  Schedule 4.12 contains a description of all policies with respect to such insurance coverage.

4.13                        Environmental

Except as disclosed in Schedule 4.13 (or the relevant portion thereof where so indicated below):

(a)                                  the Business and all operations on the Leased Property are in compliance with Environmental Laws and, to the knowledge of the Vendor, there are no orders under or pursuant to Environmental Laws by any Authority issued or pending with respect to the Leased Property.

(b)                                 the Vendor has all material Environmental Permits required under Environmental Laws for the operation of the Business, all of which are described in Section 4.13(b) of Schedule 4.13, other than any Environmental Permits included in the Excluded Assets, if any.  Each such Environmental Permit is valid, subsisting and in good standing, and the Vendor is not in default or breach of any such Environmental Permit.

(c)                                  the Vendor has not placed any underground storage tanks at the Leased Property that could give rise to any claims against or obligations or liabilities for the Vendor under Environmental Laws; to the Vendor’s knowledge, the Vendor has not removed, closed or abandoned any underground storage tanks at the Leased Property in a manner that could give rise to any claims against or obligations or liabilities for the Vendor under Environmental Laws and, to the Vendor’s knowledge, any and all underground storage tanks that have been removed from the Leased Property by the Vendor have been removed or closed in accordance with all Environmental Laws.

4.14                        Intellectual Property

Schedule 2.1(i) sets out all registered or pending Intellectual Property (excluding the IP Assets) owned or used by the Vendor in connection with the Business.  The Vendor is the beneficial owner of or has the right to use such Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and, except as set out in Schedule 4.4(b), is not bound by any Contract whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects such Intellectual Property. The Vendor has not granted any interest in or right to use all or any portion of such Intellectual Property to any other person.  The Vendor has not received any notice, and is not otherwise aware, that (a) the use of the Intellectual Property infringes upon or breaches any industrial or intellectual property rights of any other person or (b) any other person is infringing upon any of the Intellectual Property.  No loss of any of the Intellectual Property is pending or, to the Vendor’s knowledge, threatened.

4.15                        Labour Relations and Collective Agreements

None of the employees of the Vendor is represented by a trade union or any other employee association or organization.  To the knowledge of the Vendor, other than as disclosed in Schedule 4.15, there are not any current attempts to organize or establish any trade union or employee association with respect to any employees of the Vendor, nor is there any certification of any such union with regard to a bargaining unit.  There are no applications for certification pending and no pending or outstanding applications, proceedings or orders of any labour relations board or similar court, tribunal or board concerning any of the Employees.  To the knowledge of the Vendor, there are no threatened applications to be brought before any labour relations board or similar court, tribunal or board concerning the Employees.  Except as disclosed in Schedule 4.15, there are no outstanding grievances or arbitration proceedings and there are no unsatisfied arbitration awards to which the Vendor is a party.  There are no grievances against the Vendor of which it has received written notice under any collective agreement, other than as disclosed in Schedule 4.15.

4.16                        Employees

(a)                                  Schedule 4.16 contains a complete and accurate list of the names of all individuals who are full-time, part-time or casual employees or individuals engaged to provide employment services to the Vendor in connection with the Business (the “Employees”) as of the date of this Agreement and, other than for any Employees whose employment terminates prior thereto, at the Closing, specifying the length of hire, title or classification and rate of salary or hourly pay and commission or bonus entitlements (if any) for each such Employee.

(b)                                 All Employees have been engaged by the Vendor pursuant to offer letters; and, except as disclosed in Schedule 2.1(b) or Schedule 4.17, there are no incentives or special compensation arrangements, contracts or agreements with respect to any Employees of the Vendor.

(c)                                  The Vendor has made all deductions required by Applicable Law or by Contract to be made from employee wages or salaries and has remitted the amounts deducted and all related employer contributions required to the appropriate trade unions, insurers and Authorities required to receive payment of such amounts.

(d)                                 The Vendor is in compliance with all applicable Employment Legislation.

(e)                                  To the knowledge of the Vendor, there are no circumstances, claims or frequency of claims which may expose the Purchaser to any charges or assessments on account of workplace safety and insurance or workers’ compensation, other than the standard charges or assessments for the rate group and classification of the Business.

(f)                                    Except as disclosed in Schedule 4.16, no Employee or former employee of the Vendor is in receipt of and, to the knowledge of the Vendor, no Employee or former employee has threatened to make, a claim for any benefits under any weekly indemnity, sickness and accident, long term disability or workers’ compensation plan or arrangement or any other form of disability benefit program.  All assessments, penalties, fines, levies, charges, surcharges, premiums or other amounts due and payable and relating to any disability insurance arising prior to the Closing Date or relating to the period prior to the Closing Date have been or will be paid by the Vendor on or prior to the Time of Closing.

(g)                                 Other than as disclosed in Schedule 4.10, there are no complaints, applications, investigations, orders, prosecutions or proceedings against the Vendor under the Pay Equity Act (Ontario).

(h)                                 Any unpaid taxes, penalties, interest or other amounts due under the Employer Health Tax Act (Ontario) and payable by the Vendor prior to the Closing Date or relating to the period prior to the Closing Date have been paid or will be paid by the Vendor on or prior to the Time of Closing.  The Vendor is in compliance with the Employer Health Tax Act (Ontario).

(i)                                     No Employee or former Employee has made or to the knowledge of the Vendor threatened any claim against the Vendor, of any nature, relating in any way to his or her employment by the Vendor or to the Business, and the Vendor is not aware of any basis for any such claims.

4.17                        Employee Plans

(a)                                  Schedule 4.17 identifies each retirement, pension, supplemental pension benefit, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pay equity, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by the Vendor for the benefit of Employees (the “Employee Plans”).  Each Employee Plan has been maintained, administered, invested and funded in material compliance with its terms and with the requirements prescribed by any and all Applicable Law that are applicable to such Employee Plan.  The Vendor has made available to the Purchaser summaries or current and complete copies of all Employee Plans as they relate to the Employees.

(b)                                 All material obligations of the Vendor required to be performed in connection with the Employee Plans and funding media established therefor up to the date hereof have been performed, and there are no outstanding defaults or violations by any party thereto. There have been no withdrawals, applications or transfers of assets from any Employee Plans or the trusts or other funding media relating thereto.

(c)                                  All required contributions and/or premiums to be made under the Employee Plans have been fully paid to the date hereof in a timely fashion in accordance with the terms of that Employee Plan and all Applicable Law, and no taxes, penalties or fees are owing or exigible under any Employee Plans.

(d)                                 There are no outstanding actions, suits or claims pending or, to the knowledge of the Vendor, threatened concerning the assets held in the funding media for the Employee Plans (other than routine claims for the payment of benefits submitted by members or beneficiaries in the normal course), and there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or, to the knowledge of the Vendor, threatened against any of the Employee Plans.

(e)                                  No written or oral promises have been made to the Employees to establish new employee plans or to increase the benefits under the existing Employee Plans.

4.18                        Financial Statements

The Financial Statements are complete and accurate in all material respects.  The Financial Statements fairly present the financial condition and the results of operations, changes in retained earnings and cash flows of the Vendor as at the respective dates of and for the periods referred to in the Financial Statements.

4.19                        Accounts Receivable

All Accounts Receivable of the Vendor acquired by the Purchaser at the Closing represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, subject to an allowance for doubtful accounts according to the Vendor’s usual practice.

4.20                        Books and Records

The Books and Records of the Vendor fairly and correctly set out and disclose, in all material respects, all the information set out therein.

4.21                        Ordinary and Normal Course

Since December 31, 2006, the Business has been carried on in the ordinary and normal course, consistent with past practice, and there has been no material change in the assets, liabilities, earnings, business, prospects, operations or condition (financial or otherwise) of the Business, other than (a) changes occurring in the ordinary and normal course of business, or (b) as disclosed in Schedule 4.21.

4.22                        No Undisclosed Liabilities

The Vendor has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) required to be set forth in the Financial Statements except for liabilities or obligations reflected or reserved against in the balance sheets included in the Financial Statements and payables, accrued expenses and current liabilities incurred in the ordinary course of business since October 30, 2007.

4.23                        Absence of Certain Changes

Except as set forth in Schedule 4.23, since October 30, 2007, there has not occurred with respect to the Business or the Purchased Assets:

(a)                                  Any event that would be reasonably expected to have a Material Adverse Effect;

(b)                                 Any alteration in the manner of keeping the Vendor’s books, accounts or records, or in the accounting principles, policies or procedures therein reflected;

(c)                                  Any material damage or destruction to, or loss of, the Purchased Assets (whether or not covered by insurance);

(d)                                 Any sale, lease, transfer or assignment of any assets, tangible or intangible, except for sales in the ordinary course of the Vendor’s business;

(e)                                  Any acceleration, termination, modification, or cancellation of any material Contract, except for accelerations, terminations, modifications or cancellations in the ordinary course of its business;

(f)                                    Any mortgage, pledge, or other creation of any security interest in any of the Purchased Assets;

(g)                                 Any loan to, or any other transaction by the Vendor with, any of its employees, directors, or officers other than the advance or reimbursement of reasonable business expenses incurred or to be incurred in the ordinary course of business;

(h)                                 The entering into of any employment agreement by the Vendor with any of its employees, directors, or officers, written or oral, or any modification of the terms of an existing employment contract to which the Vendor is subject;

(i)                                     Any waiver or release by the Vendor of any of its material rights under any material Contract or material legal dispute, other than pursuant to this Agreement;

(j)                                     Any grant of a license or sublicense by the Vendor of any rights under or with respect to any of its Intellectual Property;

(k)                                  Any increase in the compensation payable or to become payable by the Vendor to any of its employees, directors, or officers, except for annual increases in the ordinary course of business consistent with past practice;

(l)                                     Any adoption, amendment, modification, or termination by the Vendor of any Employee Plans;

(m)                               Any other material change by the Vendor in employment terms for any of its employees, directors, or officers outside the ordinary course of its business; or

(n)                                 Any agreement by the Vendor to do any of the things described in the preceding subsections (a) through (m) of this Section.

4.24                        Business Operations

All of the Accounts Receivable represent bona fide payment obligations which are reasonably collectible, without deduction or offset, in the ordinary course of business, except for an allowance for doubtful accounts in accordance with the Vendor’s usual practice.  All of the Inventory is in good condition; none is obsolete; and all finished goods are ready for delivery.  The Vendor has good relationships with all of its significant customers and suppliers, and none has indicated that it intends to or will reduce or terminate such relationship.

4.25                        No Bankruptcy or Insolvency

The Vendor is not an insolvent person nor has it committed an act of insolvency within the meaning of the Bankruptcy and Insolvency Act (Canada), nor has it taken any steps to have itself declared bankrupt or wound up, reorganized, or to have a receiver appointed over any of its assets.

4.26                        Taxes

The Vendor is not in arrears or in default with respect to the filings of any required federal, provincial, state, municipal or other Tax return in respect of the Business or the Purchased Assets.  All such filings are true and correct in all material respects and reflect accurately all liability for Taxes for the periods covered thereby.  The Vendor has not received notice that any taxing authority has asserted against it any deficiency or claim for additional Taxes in connection with any such filings.  There is no pending or, to the knowledge of the Vendor, threatened audit, proceeding or investigation with respect to any of such filings or the assessment or collection of Taxes.  All Taxes due and payable in respect of the Business or any of the Purchased Assets have been paid or accrued or have been contested in good faith.

4.27                        GST Registration

The Vendor is a registrant for purposes of the ETA whose registration number is 865422232.

4.28                        No Subsidiaries

The Vendor does not own, as registered or beneficial owner, shares in any other corporation.

4.29                        Brokerage Fees

The Vendor has not entered into any agreement which would entitle any person to any valid claim against the Purchaser for a brokers’ commission, finders’ fee or any like payment in respect of the purchase and sale of the Purchased Assets or any other matter contemplated by this Agreement.

4.30                        No Omissions

No representation or warranty of the Vendor in this Agreement or the Schedules hereto or the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact required to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

4.31                        Securities Laws

(a)                                  The Vendor acknowledges that (i) the issuance of the Ecotality Stock to the Vendor hereunder as a portion of the Purchase Price is not being made by means of a prospectus, (ii) the Vendor is an “accredited investor” (as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and (iii) the Vendor has the ability to assess the risks and merits of acceptance of the Ecotality Stock as a portion of the Purchase Price.  The Vendor has consulted its own legal, tax and financial advisors with respect to the issuance of the Ecotality Stock to the Vendor or has had adequate time to do so and determined not to consult such advisors.

(b)                                 The Vendor is acquiring and will hold the Ecotality Stock for investment for its own account and not with a view to the distribution or resale thereof (except as allowed by Rule 144), and the Vendor has no present or contemplated intention, agreement, understanding or arrangement to sell, assign, pledge, transfer or otherwise dispose of any of the Ecotality Stock to be issued to it hereunder until after the True-Up Date.

(c)                                  The Vendor recognizes that, because the Ecotality Stock to be issued to it hereunder have not and are not expected to be registered under the Securities Act or the securities laws of any state and because there will be no public market for such shares, the Vendor will not be able to readily liquidate its investment in the event of financial emergency or for any other reason (other than in compliance with Rule 144, after applicable holding periods and subject to volume and other limitations), and the Vendor must bear the economic risk of the investment for an indefinite period of time.  The Vendor also understands and agrees that the Ecotality Stock to be issued to it hereunder cannot be sold or transferred without registration or the availability of an exemption therefrom, and without an opinion of counsel satisfactory to the Purchaser to the effect that the transfer would be in compliance with applicable federal and state securities laws, by application of Rule 144 or otherwise.

(d)                                 The Vendor has been furnished with, and has had access to, such information as it considers necessary or appropriate for deciding whether to accept the Ecotality Stock, and the Vendor has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the issuance of the shares.

(e)                                  The Vendor is aware that its investment in the Ecotality Stock is a speculative investment that has limited liquidity and is subject to the risk of complete loss.  The Vendor is able, without impairing its financial condition, to hold the shares for an indefinite period and to suffer a complete loss of its investment in the shares.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Business and the Purchased Assets:

5.1                               Organization

The Purchaser is an unlimited liability company duly existing and in good standing under the laws of British Columbia and has the power to enter into this Agreement and the Transaction Documents to which it is a  party and to perform its obligations hereunder and thereunder.

5.2                               Authorization

All necessary action has been taken by the Purchaser to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement and the Transaction Documents.  This Agreement has been, and on Closing the Transaction Documents will be, duly executed and delivered by the Purchaser, and this Agreement constitutes and the Transaction Documents will constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

5.3                               No Violation

The execution and delivery of this Agreement and the Transaction Documents to which it is a party by the Purchaser and the consummation of the transactions herein provided for will not result in a material breach or violation of any of the provisions of, or constitute a material default under, or materially conflict with or cause the acceleration of any obligation of the Purchaser under:  (i) any material contract or agreement to which the Purchaser is a party or by which it is or its properties are bound; (ii) any provision of the articles or by-laws or resolutions of the board of directors (or any committee thereof) or the shareholders of the Purchaser; (iii) any material judgment, decree, order, award, law, statute, ordinance, regulation, rule or by-law of any Authority having jurisdiction over the Purchaser, except where such breach, violation, default, conflict or acceleration would not prevent the Purchaser from fulfilling its obligations under this Agreement.

5.4                               Consents and Approvals

Except for those as have been made or received or will be made or received by the Closing or within the legally permissible period following the Closing, there is no requirement for the Purchaser to make any filing with, give any notice to or obtain from any Authority any licence, permit, approval, consent, registration, certificate or other regulatory authorization as a condition to the lawful consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.  There is no requirement under any contract or agreement to which the Purchaser is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such contract or agreement relating to the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, the failure of which to obtain would prevent the Purchaser from fulfilling its obligations under this Agreement or any of the Transaction Documents.

5.5                               Compliance with Laws

The Purchaser has complied with all Applicable Laws with respect to its execution and delivery of this Agreement and will be in compliance with Applicable Laws with respect to its execution and delivery of the Transaction Documents and the consummation of the transactions contemplated under this Agreement and the Transaction Documents.

5.6                               GST Registration

The Purchaser shall be a registrant for purposes of the ETA on Closing and its  registration number shall be disclosed to the Vendor.

5.7                               Brokerage Fees

The Purchaser has not entered into any agreement which would entitle any person to any valid claim against the Vendor for a brokers’ commission, finders’ fee or any like payment in respect of the purchase and sale of the Purchased Assets or any other matter contemplated by this Agreement.

5.8                               No Bankruptcy or Insolvency

Neither the Purchaser nor Ecotality is an insolvent person nor has it committed an act of  insolvency within the meaning of the Bankruptcy and Insolvency Act (Canada), nor has it taken any steps to have itself declared bankrupt or wound up, reorganized, or to have a receiver appointed over any of its assets.

5.9                               Financing

The Purchaser has sufficient cash and/or available credit facilities to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

5.10                        Due Diligence

The Purchaser’s investigation with respect to the Vendor, the Business and the Purchased Assets has been completed to the Purchaser’s satisfaction.

ARTICLE 6-REPRESENTATIONS AND WARRANTIES
OF ECOTALITY

Ecotality represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Business and the Purchased Assets:

6.1                               Organization

Ecotality is a corporation duly existing and in good standing under the laws of Nevada and has the power to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

6.2                               Authorization

All necessary action has been taken by Ecotality to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement and the Transaction Documents to which it is a party.  This Agreement has been, and on Closing the Transaction Documents to which it is a party will be, duly executed and delivered by Ecotality, and this

Agreement constitutes and the Transaction Documents will constitute legal, valid and binding obligations of Ecotality, enforceable against Ecotality by the Vendor in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

6.3                               No Violation

The execution and delivery of this Agreement and the Transaction Documents to which it is a party by Ecotality and the consummation of the transactions herein provided for will not result in a material breach or violation of any of the provisions of, or constitute a material default under, or materially conflict with or cause the acceleration of any obligation of Ecotality under:  (i) any material contract or agreement to which Ecotality is a party or by which it is or its properties are bound; (ii) any provision of its articles or by-laws or resolutions of the board of directors (or any committee thereof) or the shareholders of Ecotality; (iii) any material judgment, decree, order, award, law, statute, ordinance, regulation, rule or by-law of any Authority having jurisdiction over Ecotality, except where such breach, violation, default, conflict or acceleration would not prevent Ecotality from fulfilling its obligations under this Agreement.

6.4                               Consents and Approvals

Except for those as have been made or received or will be made or received by the Closing or within the legally permissible period following the Closing, there is no requirement for Ecotality to make any filing with, give any notice to or obtain from any Authority any licence, permit, approval, consent, registration, certificate or other regulatory authorization as a condition to the lawful consummation of the transactions contemplated by this Agreement or any of the Transaction Documents to which it is a party.  There is no requirement under any contract or agreement to which Ecotality is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such contract or agreement relating to the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents to which it is a party, the failure of which to obtain would prevent Ecotality from fulfilling its obligations under this Agreement or any of the Transaction Documents  to which it is a party.

6.5                               Compliance with Laws

Ecotality has complied with Applicable Laws in all material respects with respect to its execution and delivery of this Agreement and will be in compliance with Applicable Laws in all material respects with respect to its execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated under this Agreement and the Transaction Documents to which it is a party.

6.6                               Brokerage Fees

Ecotality has not entered into any agreement which would entitle any person to any valid claim against the Vendor for a brokers’ commission, finders’ fee or any like payment in respect of the purchase and sale of the Purchased Assets or any other matter contemplated by this Agreement.

6.7                               Due Authorization of Ecotality Stock

All action on the part of Ecotality, its officers, directors, and stockholders necessary for the authorization, issuance, reservation for issuance, and delivery of all of the Ecotality Stock being issued to the Vendor under this Agreement has been taken or shall be taken prior to the Closing.

6.8                               Valid Issuance of Stock

(a)                                  The Ecotality Stock shall have the rights, preferences, privileges and restrictions set forth in the Ecotality Articles of Incorporation as delivered to the Vendor and, when issued to the Vendor or its designee as provided in this Agreement, shall be duly authorized and validly issued, fully paid, and non-assessable and shall be free of any Encumbrances, or restrictions on transfer other than those imposed by applicable securities laws.

(b)                                 The authorized capital of Ecotality consists of 300,000,000 shares of common stock, $0.0001 par value per share, and 200,000,000 shares of preferred stock, $0.0001 par value per share.  As of the Closing and immediately prior to the issuance of the Ecotality Stock issued at the Closing, Ecotality shall have issued and outstanding stock, and outstanding warrants, options and other securities, as set forth in Schedule 6.8.

(c)                                  Subject to the truth of the Vendor’s representations and warranties in Section 4.30, the issuance of the Ecotality Stock to the Vendor or its designee hereunder is exempt from the registration and prospectus delivery requirements of any and all applicable state and federal securities laws, including the Securities Act of 1933.

(d)                                 Ecotality has not taken any action that shall cause the issuance, sale, and delivery of the Ecotality Stock to the Vendor or its designee hereunder to constitute a violation of any applicable federal or state securities laws or any other Applicable Law.  In addition:

(i)                  Ecotality is not a reporting issuer in any province of Canada;

(ii)               the shares of Ecotality are traded only on an exchange or market outside of Canada;

(iii)            residents of Canada do not own directly or indirectly more than 10% of the outstanding shares of common stock of Ecotality; and

(iv)           residents of Canada do not represent in number more than 10% of the total number of direct or indirect owners of common stock of Ecotality.

ARTICLE 7 SURVIVAL OF COVENANTS,
REPRESENTATIONS AND WARRANTIES

7.1                               Survival of Representations and Warranties of the Vendor

(a)                                  The representations and warranties of the Vendor contained in this Agreement shall survive the closing of the transactions contemplated herein until June 6, 2009, except that the representation and warranty with respect to title contained in Section 4.5 shall survive until the expiry of the applicable limitation period, and except that the representations and warranties set out in Section 4.26 shall survive the Closing of the transactions contemplated hereby and continue in full force and effect until the expiration of the last of the limitation periods contained in the relevant Tax legislation subsequent to the expiration of which an assessment, reassessment, or other form of recognized document assessing liability for Tax cannot be issued by an Authority, provided that where any misrepresentation has been made that is attributable to neglect, carelessness or wilful default or any fraud has been committed in filing a Tax return or in supplying any information under Tax legislation, the representations and warranties set out in Section 4.26 shall continue in full force and effect without limitation of time to the extent that the reassessment period can be extended because of such circumstances;

(b)                                 No Claim or notice shall be made or given under Section 11.3 with respect to any representation or warranty after the expiration date of the applicable survival period.

7.2                               Expiry of the Representations and Warranties of the Purchaser and Ecotality

The representations and warranties of the Purchaser and Ecotality contained in this Agreement shall survive the closing of the transactions contemplated herein until June 6, 2009.  No Claim or notice shall be made or given under Section 11.3 with respect to any representation or warranty after the expiration date of the applicable survival period.

7.3                               Expiry of Covenants

To the extent that they were not required to be or have not been fully performed at or prior to the Time of Closing, and have not been waived, if applicable, the covenants of the Vendor and the Purchaser contained in this Agreement and any document executed or delivered by any party hereto shall survive the Closing of the transactions contemplated herein in accordance with their respective terms.

ARTICLE 8 - COVENANTS

8.1                               Delivery of Books and Records

At the Time of Closing there shall be delivered to the Purchaser by the Vendor all of the Books and Records relating to the Business and the Purchased Assets.  The Purchaser agrees that it will maintain and preserve the Books and Records so delivered to it for a period of eight (8) years from the Closing Date, or for such longer period as is required by any Applicable Law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with their affairs relating to its matters; provided that notwithstanding the foregoing the Purchaser may destroy or otherwise dispose of the Books and Records at any time so long as, prior thereto, the Purchaser has given the Vendor at least 60 days prior notice of the Purchaser’s intention to dispose of the Books and Records, which notice offers the Vendor the right to take possession of the Books and Records, and the Vendor either declines to take possession or fails to respond to the notice during such 60-day (or longer) period.

8.2                               Conduct of Business Prior to Closing

Without in any way limiting any other obligations of the Vendor hereunder, during the period from the date hereof to the Time of Closing (the “Interim Period”):

(a)                                  Conduct Business in the Ordinary Course.  The Vendor shall conduct the Business only in the ordinary and normal course, consistent with past practice;

(b)                                 Consents.  The Vendor shall use its reasonable commercial efforts to give or obtain, at or prior to the Time of Closing, the notices, consents and approvals described in Schedules 4.4(a) and 4.4(b);

(c)                                  Discharge Liabilities.  The Vendor shall pay and discharge the liabilities of the Vendor relating to the Purchased Assets in the ordinary and normal course consistent with past practice, except those contested in good faith by the Vendor;

(d)                                 Corporate Action.  The Vendor shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors of the Vendor to be held for such purpose;

(e)                                  Preserve Goodwill.  The Vendor shall take all reasonable actions to (i) preserve intact the Business and the property, assets, operations and affairs of the Vendor and cause the Business and the affairs of the Vendor to be carried on as currently conducted, and (ii) preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Vendor; and

(f)                                    Continue Insurance.  The Vendor shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion.

8.3                               Delivery of Conveyancing Documents

The Vendor shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation reasonably required to transfer the Purchased Assets to the Purchaser with good title, free and clear of all Encumbrances, except for Permitted Encumbrances.

8.4                               Delivery of Corporate and Closing Documents

(a)                                  The Vendor shall deliver or shall cause to be delivered to the Purchaser (i) a certificate of good standing (or the equivalent thereof); and (ii) two copies, certified by a senior officer of the Vendor dated as of the Closing Date, of the letters patent and by-laws of the Vendor and of the resolution of the board of directors of the Vendor authorizing the execution, delivery and performance by the Vendor of this Agreement and the documents to be delivered by it pursuant to the provisions hereof and the transactions contemplated herein. The Vendor shall also execute and deliver or cause to be executed and delivered to the Purchaser two copies of such other documents relevant to the closing of the transactions contemplated herein as the Purchaser, acting reasonably, may request.

(b)                                 The Purchaser shall deliver to the Vendor a certificate of good standing (or the equivalent thereof) and two copies, certified by a senior officer of the Purchaser and Ecotality, dated as of the Closing Date, of (i) its articles and by-laws and (ii) the resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and the documents to be provided by it pursuant to the provisions hereof and the transactions contemplated herein.  The Purchaser and Ecotality shall also execute and deliver or cause to be executed and delivered two copies of each of such other documents relevant to the closing of the transactions contemplated herein as the Vendor, acting reasonably, may request.

In addition, the Vendor shall receive stock certificates for the Ecotality Stock.

8.5                               Employees

(a)                                  Until the end of the Transition Period or such earlier date as specified by a notice in writing by the Purchaser to the Vendor with respect to any or all Continuing Employees, the Vendor shall continue to employ the Continuing Employees, on substantially the same terms of their employment in effect on the day prior to the Closing Date and all decisions relating to the termination of employment of any Continuing Employee shall require the agreement of both the Vendor and the Purchaser, the parties hereby agreeing for sake of clarity that decisions relating to the termination of employment of a Continuing Employee include not only a decision by the Vendor to terminate such employment, but also, without limitation, any decisions with respect to, or actions in response to, any requests, demands or claims that may be made by a Continuing Employee in connection with a termination of employment by the Continuing Employee rather than by the Vendor or any decisions in connection with any offers by the Vendor to induce, encourage or influence such an employment termination decision by the Continuing Employee.

(b)                                 Upon a Continuing Employee being terminated by the Vendor, the Vendor shall be responsible for, and shall promptly pay, the Accrued Benefits/Payments with respect to such Continuing Employee through the date of termination of employment, provided that the Purchaser shall reimburse the Vendor for such portion of the Accrued Benefits/Payments that may be payable to the Continuing

                                                Employee attributable to the period after the Closing Date.  If there is a dispute between the parties as to their respective obligations regarding the amount that must be paid by each party under this subsection (b), the dispute shall be resolved by the arbitration procedure set forth in this Agreement.

(c)                                  The Vendor shall be responsible to pay salary, benefits, and other amounts payable to or attributable to the Continuing Employees from and after Closing until the end of the Transition Period in accordance with its practices in effect immediately prior to Closing, provided that the Purchaser shall reimburse the Vendor for all such amounts on the date they are paid by the Vendor, in accordance with a statement to be provided by the Vendor to the Purchaser, by wire transfer of readily available funds to an account designated by the Vendor in writing on such date.

(d)                                 Upon termination of each Continuing Employee, the Vendor shall require that such Continuing Employee provide a release in favour of the Vendor. At the same time and place that the Vendor delivers a release in its favour to the Continuing Employee, the Vendor agrees to deliver to the Continuing Employee a release in favour of the Purchaser in a form prepared by the Purchaser, and to use reasonable commercial efforts to require that the Continuing Employee execute the release in favour of the Purchaser; provided however, it shall not be a breach of any obligation or agreement hereunder if any Continuing Employee fails to deliver such release in favour of the Purchaser.

(e)                                  With respect to those Employees whose employment is not continued by the Vendor (collectively, the “Non-Continuing Employees”), the Vendor will terminate the employment of such Non-Continuing Employees as of the Closing Date and shall be responsible and liable for all Accrued Benefits/Payments with respect to such Non-Continuing Employees.

(f)                                    Except for any Accrued Benefits/Payments that may be the responsibility of the Vendor in accordance with this Section 8.5, the Purchaser shall be solely responsible for and shall have absolute liability with respect to the Continuing Employees who continue employment with the Vendor for claims based on events arising after the Closing Date; and similarly the Vendor shall be solely responsible for and shall have absolute liability with respect to (i) the Continuing Employees who continue employment with the Vendor for claims based on events arising on or before the Closing Date, and (ii) all Non-Continuing Employees.

(g)                                 The Vendor will use commercially reasonable efforts to deliver to the Purchaser, at the Closing, copies of the non-competition/non-solicitation agreements and the assignment of invention agreements entered into between the Employees and the Vendor and, to the extent not already in existence and assigned to or acquired by the Purchaser at the Closing, assignment of invention agreements executed by each of the Continuing Employees and Non-Continuing Employees in favour of the Vendor; provided that to the extent that the Vendor fails to deliver either or both of such documents with respect to any employee, except for Shelley Howarth, Victor Moljgun, and Earl Close, the Vendor shall be liable for, and shall indemnify the Purchaser against, all claims, expenses or losses incurred or suffered by the Purchaser which would have been avoided if such documents had been in existence, which indemnity shall be exempt from the time and amount limitations applicable to the parties’ general indemnity obligations under Article 11; and provided further that, with respect to Shelley Howarth, Victor Moljgun, and Earl Close, the Vendor shall be liable for, and shall indemnify the Purchaser against, all claims, expenses or losses incurred or suffered by the Purchaser which would have been avoided if such documents had been in existence, which indemnity shall be subject to the time and amount limitations applicable to the parties’ general indemnity obligations under Article 11.

8.6                               Assumed Contracts

The Vendor shall (prior to and after the Closing Date) use its commercially reasonable efforts, with the co-operation of the Purchaser, to obtain all consents and waivers necessary to assign all of the Contracts listed in Schedule 4.11 to the Purchaser.

8.7                               Amendments to Employee Plans

No amendments to the Employee Plans or written promises of benefit improvements under the Employee Plans will be made prior to the Time of Closing by the Vendor, except as required by the terms of such Employee Plans or Applicable Laws.  Prior to the Time of Closing, the Vendor shall advise the Purchaser in writing of any amendments to the Employee Plans required to be made pursuant to the terms thereof or under Applicable Law.

8.8                               Tax Returns

The Purchaser shall co-operate with and assist the Vendor in the preparation of any Tax Returns required to be filed by or with respect to the Vendor or any other documentation required to be filed by or with respect to the Vendor or the Business following the Closing Date, including, without limitation, providing access to any Books and Records or other documents required by the Vendor in order to fully and completely prepare any such Tax Returns or other documentation.

8.9                               Transition Services

During the Transition Period, the Vendor will use commercially reasonable efforts to assist the Purchaser with the transition of the operation of the Purchased Assets from the Vendor to the Purchaser by providing the Purchaser with reasonable access to and reasonable assistance from Peter Michalski during the Transition Period at no additional cost, recognizing that his work and matters for the Vendor, Edison Source and their respective Affiliates shall have priority at all times.  Any and all travel and other costs and expenses (as per the Vendor’s and Edison Source’s policy) associated with Peter Michalski’s assistance to the Purchaser or Purchaser’s affiliates shall be for the Purchaser’s account and shall be paid or reimbursed promptly to the Vendor or Edison Source (as the Vendor may direct), subject to the Purchaser’s prior approval of a schedule of such costs and expenses.

8.10                        Intellectual Property

For the period ending on the earlier of six (6) months following the Closing Date and the date that the ERP software is successfully migrated by the Purchaser to an outside location, the Vendor (or an affiliate of the Vendor designated by the Vendor and reasonably approved by the Purchaser) will continue to host the ERP software; provided that the Purchaser shall be responsible for the prompt, timely and full payment of the ERP software license fees and applicable taxes in respect of periods after the closing date.

8.11                        Protocol re: Edison Name

The Purchaser will not have any ownership right or other right to use the “Edison” trademark and/or tradename or any Edison logo.  Prior to Closing, the parties will establish a protocol for the replacement of the “Edison” trademark, tradename and/or logo on inventory and other assets of the Vendor and Edison Source, provided that it is understood that there shall be no obligation to make that change with respect to products sold by the Vendor and Edison Source that are already in the marketplace.

8.12                        Reporting Issuer Status

Until the earlier of (a) the date that the Vendor or its designee has sold all of its Ecotality Stock and (b) the date that is 16 months from the date of this Agreement, Ecotality shall not become a reporting issuer in a province of Canada without the Vendor’s prior written consent.

ARTICLE 9 - CONDITIONS OF CLOSING

9.1                               Conditions of Closing in Favour of the Purchaser

The purchase and sale of the Business and the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

(a)                                  Representations and Warranties.  The representations and warranties of the Vendor contained in this Agreement or any certificate or other document delivered pursuant hereto shall be true and correct at the Time of Closing in all material respects with the same force and effect as if such representations and warranties were made at and as of such time, except for any such representations and warranties that refer to or are expressed to be made as of a specific date, including the date of this Agreement, in which case such representations shall be true and correct in all material respects as of such date, and a certificate executed by the Vendor dated the Closing Date, to that effect shall have been delivered to the Purchaser;

(b)                                 Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Vendor, dated the Closing Date, to that effect shall have been delivered to the Purchaser;

(c)                                  Regulatory Consents.  There shall have been obtained from all appropriate Authorities such consents and approvals as are required to be obtained by the Vendor to permit the change of ownership of the Purchased Assets contemplated hereby, including, without limitation, those described in Schedule 4.4(a);

(d)                                 Required Contractual Consents.  The Vendor shall have obtained the consents and approvals necessary to assign to the Purchaser all of the Contracts identified in Schedule 4.11; provided that (i) a failure by the Vendor to obtain as at the Time of Closing the requisite consents of the landlords for assignment of the Leased Premises to the Purchaser will not constitute noncompliance with this condition, but (ii) in such event, if the requisite consent of either of the landlords is not obtained within 45 days following the Time of Closing (not as a result of the Purchaser’s failure to comply with any requirement of the landlord or the landlord’s dissatisfaction with the financial status or condition of the Purchaser), then immediately thereafter the Vendor shall pay to the Purchaser $30,000 as liquidated damages for the damages caused to the Purchaser as a result thereof, the parties hereby agreeing that the amount of such damages would be difficult to determine and the liquidated damages amount of $30,000 is expressly agreed to be the parties’ reasonable estimate of such damages and to be final and binding upon both parties without regard to the actual damages caused thereby.

(e)                                  No Action or Proceeding.  No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the performance of any party’s obligations in this Agreement;

(f)                                    No Material Adverse Change or Damage.  There shall have been no material adverse changes in the condition of the Purchased Assets after the date of this Agreement that reasonably could be expected to cause a material reduction in the value of the Business (taken as a whole).  No material damage by fire or other hazard to the whole or any material part of the Purchased Assets shall have occurred prior to the Time of Closing;

(g)                                 Retail Sales Tax.  The Vendor shall deliver to the Purchaser on the Closing Date a certificate issued by the Minister of Revenue of Ontario under subsection 6(1) of the Retail Sales Tax Act (Ontario);

(h)                                 Concurrent Transactions.   The transactions set forth under the Edison Source Contribution Agreement and the Edison Source SPA shall be completed in escrow with these transactions, pursuant to which the Purchaser shall concurrently purchase the shares of the Corporation; provided that the Purchaser may not refuse to close the transactions hereunder based on the nonfulfillment of this condition if such nonfulfillment is due to a breach by ETEC or Ecotality under the Edison Source SPA.

(i)                                     Escrow Agreement.  The Purchaser shall have received a counterpart original of the Escrow Agreement, duly executed by the Vendor, Edison Source and the Escrow Agent.

(j)                                     Employees.  The following Employees shall have continued to be employed  by the Vendor after Closing pursuant to Section 8.5: Mr./Ms. Pickering, Pavlovic, Howarth, and Gardilcic.

Except as provided in subsection (d), if any of the conditions contained in this Section 9.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in Sections 12.2 and 12.4 and any confidentiality agreement entered into by the parties, shall be terminated.  Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of any covenant, representation or warranty.

If the Purchaser terminates this Agreement as a result of non-fulfillment of the condition specified in Section 9.1(j), the Purchaser shall forfeit the $75,000 deposit paid to the Vendor pursuant to the letter of intent entered into between the parties.

9.2                               Conditions of Closing in Favour of the Vendor

The purchase and sale of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing:

(a)                                  Representations and Warranties.  The representations and warranties of the Purchaser and Ecotality contained in this Agreement or any certificate or other document delivered pursuant hereto shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate executed by the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor;

(b)                                 Covenants.  All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser and Ecotality at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate executed by a senior officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor;

(c)                                  Concurrent Transactions.   The transactions set forth under the Edison Source Contribution Agreement and the Edison Source SPA shall be completed in escrow with these transactions, pursuant to which the Purchaser shall concurrently purchase the Shares of the Corporation; provided that the Vendor may not refuse to close the transactions hereunder based on the nonfulfillment of this condition if such nonfulfillment is due to a failure of the parties to the Edison Source Contribution Agreement to close the transaction thereunder or a breach by Edison Source under the Edison Source SPA.

(d)                                 No Action or Proceeding.  No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby or the performance of any party’s obligations under this Agreement or any of the Transaction Documents;

(e)                                  Ecotality Stock.  The Ecotality Stock shall be issued to the Vendor or its designee as contemplated by this Agreement, free and clear of Encumbrances and as fully paid and non-assessable common stock in the capital of Ecotality, and certificates evidencing such Ecotality Stock shall be delivered to the Vendor; and

(f)                                    Escrow Agreement.  The Vendor shall have received a counterpart original of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

If any of the conditions contained in this Section 9.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor, acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in Sections  12.2, 12.4 and any confidentiality agreement entered into by the parties, shall be terminated.  Any such condition may be waived in whole or in part by the Vendor without prejudice to any claims it may have for breach of covenant, representation or warranty.

ARTICLE 10 - CLOSING DATE AND TRANSFER
OF POSSESSION

10.1                        Place of Closing

The closing of the purchase and sale of the Purchased Assets shall take place at the Time of Closing at the offices of Edison Source, 18101 Von Karman Avenue, Suite 1700, Irvine, California 92612-1046.  Payments to the Vendor shall be made by wire transfer of readily available funds to an account designated by the Vendor in writing.  The parties agree to close these transactions on the basis of the exchange of faxed or e-mailed documents, with original signed copies to be delivered after Closing.

10.2                        Further Assurances

From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after such date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

ARTICLE 11 - INDEMNIFICATION

11.1                        Indemnification by the Vendor

Subject to the terms set forth in this Article 11 or as otherwise provided in this Agreement, the Vendor agrees to indemnify and save harmless the Purchaser from and against any or all Losses suffered or incurred by the Purchaser as a result of:

(a)                                  any breach by the Vendor of any representation or warranty of the Vendor contained in this Agreement or in any of the Transaction Documents;

(b)                                 any breach or non-performance by the Vendor of any covenant to be performed by it which is contained in this Agreement or in any of the Transaction Documents;

(c)                                  any event with respect to the employment of or obligation to the Employees by the Vendor occurring prior to the Closing Date;

(d)                                 any Excluded Assets; and

(e)                                  any failure by the Vendor to pay, satisfy, discharge, perform or fulfil any of the Excluded Liabilities and non-compliance by the Vendor with the Bulk Sales Act (Ontario).

Notwithstanding the foregoing, the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any Loss referred to in Section 11.1(a) or 11.1(b) unless the Purchaser shall have provided notice to the Vendor in accordance with Section 11.3 on or prior to the expiration of the applicable time period related to such representation or warranty set out in Section 7.1 or such covenant set out in Section 7.3.

11.2                        Indemnification by the Purchaser and Ecotality

(a)                                  Subject to the terms set forth in this Article 11 or as otherwise provided in this Agreement, the Purchaser and Ecotality agree to jointly and severally indemnify and save harmless the Vendor from and against any or all Losses suffered or incurred by the Vendor as a result of:

(i)                  any breach by the Purchaser of any representation or warranty contained in this Agreement or in any of the Transaction Documents;

(ii)               any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement or in any of the Transaction Documents;

(iii)            any failure by the Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities, or any liabilities and obligations of the Business that arise after Closing;

(iv)           except for any obligations of the Vendor specifically provided in this Agreement, any event with respect to the employment of or obligation to the Continuing Employees occurring after the Closing Date; and

(v)              any GST, penalties and interest that may be assessed against the Vendor under the ETA in the event that the election may not be made in respect of the transaction contemplated by this Agreement.

Notwithstanding the foregoing, the Purchaser and Ecotality shall not be required to indemnify or save harmless the Vendor in respect of any Loss referred to in Section 11.2(a)(i) or 11.2(a)(ii), unless the Vendor shall have provided notice to the Purchaser and Ecotality in accordance with Section 11.3 on or prior to the expiration of the applicable time period related to such representation or warranty set out in Section 7.2 or such covenant set out in Section 7.3.

(b)                                 Subject to the terms set forth in this Article 11, the Purchaser and Ecotality agree to jointly and severally indemnify and save harmless the Vendor from and against any and all Losses suffered or incurred by the Vendor as a result of:

(i)                  any breach by Ecotality of any representation or warranty contained in this Agreement or in any of the Transaction Documents; and

(ii)               any breach or non-performance by Ecotality of any covenant to be performed by it which is contained in this Agreement or in any of the Transaction Documents,

Notwithstanding the foregoing, the Purchaser and Ecotality shall not be required to indemnify or save harmless the Vendor in respect of any Loss referred to in Section 11.2(b)(i) or 11.2(b)(ii), unless the Vendor shall have provided notice to the Purchaser and Ecotality in accordance with Section 11.3 on or prior to the expiration of the applicable time period related to such representation or warranty set out in Section 7.2 or such covenant set out in Section 7.3.

11.3                        Notice of Claim

In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which another party (the “Indemnifying Party”) has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party.  Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.  If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

11.4                        Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) Business Days to make such investigation of the Claim as is considered necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If both parties agree at or prior to the expiration of such sixty (60) Business Day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.  If the parties are unable to resolve the dispute within a reasonable time, and in any event within thirty (30) Business Days of such written request, the dispute shall, at the request of either party, be determined by a court of competent jurisdiction.

11.5                        Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s reasonable and substantiated out-of-pocket expenses as a result of such participation or assumption.  If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).  If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

11.6                        Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.  Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

11.7                        Co-operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

11.8                        Monetary Limit on Indemnification

No Claim shall be made pursuant to Sections 11.1 or 11.2 until the aggregate Losses suffered or incurred by the Vendor and Edison Source, on the one hand, and the Purchaser and Ecotality, on the other hand, in respect of all matters which could be the subject of such Claim under this agreement and under the Edison Source SPA, collectively, exceed in the aggregate $75,000, after which indemnifications may be made against the applicable Indemnifying Party or parties under this Agreement in excess of the “deductible” of $75,000.  Except as provided in Section 8.5 regarding the possible obligations of the Vendor concerning the three specified Employees, no party shall have liability to indemnify any other party for any Losses in excess of the aggregate of 50% of the Purchase Price as adjusted pursuant to Section 3.4 and 50% of the purchase price as adjusted and payable under the Edison Source SPA, provided however that with respect to the subject matters of indemnification under Sections 11.1(c), 11.1(e),  11.2(a)(iii), 11.2(a)(iv) and Section 11.1(a) with respect to any breach of a representation and warranty set forth in Section 4.13 (Environmental), the maximum amount of indemnification shall be the aggregate of the Purchase Price, as adjusted pursuant to Section 3.4 and the purchase price as adjusted and payable under the Edison Source SPA.  For greater certainty, there shall be no “double counting” between the aggregated limits of indemnification under this Agreement and under the Edison Source SPA so that if, for example, the aggregate of the Purchase Price as adjusted pursuant to Section 3.4 and the purchase price as adjusted and payable under the Edison Source SPA is $3,000,000, the general indemnification rule is that the indemnification obligations of the Vendor and Edison Source on the one hand, and the Purchaser and Ecotality on the other hand, shall not exceed $1,500,000 under this Agreement and under the Edison Source SPA collectively.

11.9                        Escrow

At Closing, Ecotality Stock (the “Closing Stock”) having an aggregate value (determined as of the Closing Date) equal to fifty percent (50%) of the Purchase Price, as adjusted pursuant to Section 3.4 (the “Escrow Amount”) shall be deposited under the Escrow Agreement; provided that if the aggregate value of all of the Closing Stock as of the Closing Date is less than the Escrow Amount, then all of the Closing Stock will be deposited in escrow pursuant to the Escrow Agreement at the Closing; and provided further that if the aggregate value of all the Closing Stock at the True-up Date, based on the True-up Price, remains less than the Escrow Amount, then before any of the Escrow Amount may be released to the Vendor under the Escrow Agreement, the Escrow Amount will be supplemented by a portion of the True-up Payment equal to such shortfall.  The Escrow Agent shall hold the Escrow Amount for the purpose of satisfying any indemnification obligation of the Vendor under this Agreement; and disbursement of any portion of the Escrow Amount to the Vendor or the Purchaser shall be in accordance with the terms of the Escrow Agreement.

If prior to the True-up Date any of the Closing Stock is to be released from escrow to satisfy an indemnification obligation or other payment required to be made by the Vendor to the Purchaser in accordance with this Agreement, the value of such released Closing Stock shall be deemed to be the Closing Price of such Closing Stock on the date of its release from escrow.  If all Closing Stock then in escrow are released and the indemnification or other payment obligation of the Purchaser to the Vendor has not been fully satisfied, the difference shall be paid in cash by the Vendor to the Purchaser.

On the True-up Date, the Escrow Amount then remaining in the escrow may be released to the Vendor to the extent, if at all, that the aggregate value (as of that date) of the Escrow Amount (with the shares in escrow being valued at the True-up Price, and with the escrow first being supplemented by a portion of the True-up Payment as provided above, if applicable) exceeds the aggregate full amount claimed under all then unresolved written Purchaser claims for indemnification which were made prior to the first anniversary of the Closing Date.  The Escrow Agreement shall also apply with respect to the transactions under the Edison Source SPA and distributions of all or part of the Escrow Amount shall be dependent on the status of claims both under this Agreement and under the Edison Source SPA.  Any balance remaining in escrow after the True-up Date shall be released after the determination of the claims then subject to indemnification. The Escrow Amount shall be the first, but shall not be sole and exclusive, remedy of the Purchaser with respect to the indemnity obligations of the Vendor.

11.10                 Additional Limitation

Notwithstanding any other provision in this Agreement, the Vendor shall have no liability to the Purchaser for any special or incidental damages, or for lost profits or other consequential damages from any matter related to this Agreement, the Transaction Documents, and the transactions contemplated hereunder and thereunder.

11.11                 Exclusivity

The provisions of this Article 11 and any other indemnification provisions of this Agreement shall apply to any Claim for breach of any covenant, representation, warranty, indemnity or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 11.

11.12                 Guarantee

(a)                                  The Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Purchaser the indemnification obligations of the Vendor to the Purchaser under this Agreement to the extent that an indemnity claim is exempt from the 50% limitation in Section 11.8 or is not fully satisfied by the Ecotality Stock that is held by the Escrow Agent.  Such guarantee shall terminate automatically upon the later of (i) June 6, 2009, and (ii) if there are written claims for Purchaser indemnification made prior to June 6, 2009 that are not fully satisfied on or before that date or are not covered by the Closing Stock that is held pursuant to the Escrow Agreement, the date that such written claims for Purchaser indemnification are fully satisfied.

(b)                                 ETEC hereby irrevocably, absolutely and unconditionally guarantees to the Vendor the indemnification obligations of the Purchaser to the Vendor under this Agreement.  Such guarantee shall terminate automatically upon the later of (i) June 6, 2009, and (ii) if there are written claims for Vendor indemnification made prior to June 6, 2009 that are not fully satisfied on or before that date, the date that such written claims for Vendor indemnification are fully satisfied.

(c)                                  In the case of the guarantee by the Guarantor and by ETEC, respectively, each such party acknowledges and agrees that the guarantee is a primary and original obligation of it, and is an absolute, continuing, unconditional, irrevocable guarantee and, to the extent permitted by law, shall remain in full force and effect without regard to future changes and conditions, including changes of law, or any invalidity or irregularity with respect to the execution of this Agreement or any of the Transaction Documents by the party whose obligations it is guaranteeing.  Each of them waives any defence arising by reason of any lack of power or authority of the party whose obligations it is guaranteeing, or any disability, bankruptcy or insolvency of such party, and all rights of subrogation and set-off until all their applicable guaranteed obligations have been fully paid and/or performed, and all suretyship defences or defences in the nature thereof generally.

11.13                 Insurance Proceeds and Taxes

The amount of the Indemnifying Party’s liability under this Agreement shall be determined taking into account any applicable insurance proceeds and other savings, including tax savings, that reduce the overall impact of the Losses upon the Indemnified Party.

ARTICLE 12 - MISCELLANEOUS

12.1                        Notices

(a)                                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery, by overnight courier, by telecopy or similar means of recorded electronic communication or by registered mail addressed as follows:

If to the Vendor or Edison Enterprises:

c/o Edison Source
18101 Von Karman Avenue, Suite 1700
IRVINE, California  92612-1046

Attention:              Mr. Peter Michalski
Fax No.:                                                     949-225-0851

With a copy to:

Edison Source
18101 Von Karman Avenue, Suite 1700
IRVINE, California  92612-1046

Attention:              General Counsel
Fax No.:                                                     949.225.2719

If to the Purchaser, Ecotality and ETEC:

c/o ETEC

430 South 2nd Avenue

Phoenix, AZ  85003

Attention:              Mr. Donald Karner
Fax No.:                                                     602-256-2606

With a copy to:

Farella Braun & Martel LLC
235 Montgomery Street
San Francisco, CA  94104

Attention:              Mr. Bruce Maximov
Fax No:                                                        415.954.4480

(b)                                 Any such notice or other communication delivered by personal delivery or overnight courier shall be deemed to have been given and received on the day on which it was delivered (or, if such day is not a Business Day, on the next following Business Day), and if transmitted by telecopier, on the day of transmission thereof if such day is a Business Day and is received before 5:00 pm (local time to the recipient) or otherwise on the next Business Day after the day of transmittal, provided that the party so transmitting the notice has received confirmation of its successful transmittal, and if mailed or sent by registered mail, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within three (3) Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means personal delivery, telecopier or recorded electronic communication as aforesaid. Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 12.1.

12.2                        Announcements

The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any Applicable Law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

12.3                        Arbitration

Except as provided in Section 3.3(b), any controversy between the parties arising under this Agreement shall be settled by arbitration in accordance with the then current rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be rendered by any court having jurisdiction thereof.  The parties shall bear equally the costs of any such arbitration proceedings, other than attorneys’ fees and costs.  The prevailing party in any such proceedings (if and as determined by the arbitrator(s)) shall be entitled to recover from the losing party all of the reasonable attorneys’ fees and expenses of the prevailing party associated with the arbitration and any action required to enforce the arbitration award (the amount of such fees and expenses to be determined by the arbitrator(s) if in dispute); provided that if the arbitrator(s) determine that neither party is the “prevailing party” in the arbitration, then the parties shall bear their own attorneys’ fees and costs associated with the arbitration.  The location of the arbitration shall be in Los Angeles, California.

12.4                        Disclosure

Prior to any public announcement of the transaction contemplated hereby pursuant to Section 12.2, neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any Applicable Law or any regulatory authority or stock exchange having jurisdiction.

12.5                        Reasonable Commercial Efforts

The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of either party to use reasonable commercial efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any Applicable Law or regulation.

12.6                        Expenses

Each party shall bear all expenses incurred by it in connection with the negotiation and entering into of the Agreement and the transactions contemplated therein, including without limitation, the fees and expenses of their respective counsel, accountants and financial advisors.

12.7                        Further Assurances

From time to time subsequent to the Closing Date, each party covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

12.8                        Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. Execution may be made by facsimile signature which, for all purposes, shall be deemed to be an original.

(executions continued on page 50)

IN WITNESS WHEREOF this Agreement has been executed by the parties.

0810009 B.C. UNLIMITED LIABILITY CORPORATION

Per:
Name:
Title:
I/We have the authority to bind the company

ECOTALITY, INC.

Per:
Name:
Title:
I/We have the authority to bind the corporation

EDISON SOURCE NORVIK COMPANY

Per:
	Name:	Peter Michalski
	Title:	President
I/We have the authority to bind the company

Signing with respect to section 11.12 (b) and (c):

ELECTRIC TRANSPORTATION ENGINEERING CORPORATION

Per:
Name:
Title:
I/We have the authority to bind the corporation

Signing with respect to section 11.12 (a) and (c):

EDISON ENTERPRISES

Per:
Name:
Title:
I/We have the authority to bind the corporation